Exhibit (e)(15)

Execution Copy

Amendment to Amended Salary Continuation Agreement

This Amendment to Amended Salary Continuation Agreement (this “Amendment”) is entered into effective as of this 23rd day of February, 2011 by and between Crescent State Bank, a North Carolina-chartered bank (the “Bank”), and Michael G. Carlton (the “Executive”), and amends that certain Amended Salary Continuation Agreement effective as of September 10, 2008, among the aforesaid parties, as amended from time to time (the “Agreement”).

Whereas, Crescent Financial Corporation (“Crescent”), the parent holding company of the Bank, intends to consummate an investment transaction with Piedmont Community Bank Holdings, Inc. (“Investor”) in which Investor will make a substantial investment in Crescent and will thereby obtain voting control of Crescent and become its majority shareholder through the acquisition of its common stock as contemplated in that certain Investment Agreement dated February 23, 2011 by and among Crescent, the Bank and Investor (the “Transaction”), and the consummation of such Transaction will constitute a change in control under Section 409A of the Internal Revenue Code of 1986 (“IRC”); and

Whereas, as a result of participation in the Troubled Asset Relief Program Capital Purchase Program by Crescent, Crescent and the Bank are subject to, among other things, the executive compensation requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and as implemented by guidance and regulations issued by the Treasury Department with respect to the Capital Purchase Program, as such guidance and regulations may be amended from time to time (the “TARP Standards”), with respect to the compensation of certain current and future employees of Crescent and the Bank; and

Whereas, in connection with the Transaction, Crescent and the Bank anticipate ceasing benefit accruals under this Agreement as of April 30, 2011; and

Whereas, the Bank and Executive desire to make certain changes to the Agreement to comply with the TARP Standards and to clarify the provisions relating to termination of the Agreement.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that this Agreement is amended as follows:

1.           Section 1.1 of the Agreement is amended to read as follows:

1.1           “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Accounting Principles Board Opinion No. 12, as amended by Financial Accounting Standard No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age (or such later date as the Executive is entitled under section 2.1 to receive the normal retirement benefits) equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated AA by Moody’s, rounded to the nearest ¼%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.  Notwithstanding the foregoing, effective from and after April 30, 2011, the “Accrual Balance” shall mean Eight Hundred Seventy-Seven Thousand, One Hundred Nineteen Dollars ($877,119), which is the lump sum amount as determined above as of April 30, 2011.

2.           The following new Section 1.9A is added to read as follows:

1.9A           “Life Expectancy” means the projected life expectancy of the Executive, determined as of the date benefit payments commence under the applicable Section of this Agreement, using the static mortality table applicable to distributions subject to Section 417(e)(3) of the Code with annuity starting dates during stability periods beginning in 2011.

3.           The following new Section 1.13A is added to read as follows:

1.13A           “TARP Standards” means the executive compensation requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and as implemented by guidance and regulations issued by the Treasury Department with respect to the Capital Purchase Program, as such guidance and regulations may be amended from time to time.

4.           Section 2.1.1 of the Agreement is amended to read as follows:

2.1.1           Amount of benefit.  The annual benefit under this section 2.1 is calculated as the amount determined by dividing the Accrual Balance by the Executive’s Life Expectancy.

5.           Section 2.2.1 of the Agreement is amended to read as follows:

2.2.1           Amount of benefit.  The annual benefit under this section 2.2 is calculated as the amount determined by dividing the Accrual Balance by the Executive’s Life Expectancy.

6.           Section 2.3.1 of the Agreement is amended to read as follows:

2.3.1           Amount of benefit.  The annual benefit under this section 2.3 is calculated as the amount determined by dividing the Accrual Balance by the Executive’s Life Expectancy.

7.           Section 2.4.1 of the Agreement is amended to read as follows:

2.4.1           Amount of benefit.  The benefit under this section 2.4 is the Accrual Balance.

8.           Section 7.1 of the Agreement is amended to read as follows:

7.1           Amendments and Termination.   Subject to section 7.15 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive.  The Bank may, at any time, terminate the Agreement except that no Agreement termination may reduce the Executive’s Accrual Balance.  The Executive shall be fully vested in his Accrual Balance if the Bank unilaterally terminates the Agreement.    Except as provided in this Section 7.1, the termination of the Agreement shall not cause a distribution of benefits.  Rather, after such termination, benefit distributions will be made in accordance with Section 2 or 3, as applicable.  Notwithstanding the preceding provisions of this Section 7.1, the Bank may elect to terminate the Agreement under any circumstances permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix).  In any such event, the Bank shall distribute the Executive’s Accrual Balance to the Executive in a lump sum at the earliest date permitted under such Treasury guidance.

9.           Section 7.15 of the Agreement is amended by deleting the last sentence of Section 7.14 in its entirety.

10.           The following new Section 7.17 is added to the Agreement:

7.17           Repayment after TARP Standards Violation.  In the event that there is a final determination by the Office of the Special Master for TARP Executive Compensation which is not adjudicated in court or there is a final determination by a court of competent jurisdiction, in either event following a process in which the Executive or his Beneficiary has been entitled to participate, that the payment of any amount hereunder to the Executive or his Beneficiary is in violation of the TARP Standards and that is binding on and enforceable as to the Executive, then the recipient, or his or her successor in interest, as the case may be, shall be obligated to repay to the Bank the amount determined to have been paid in violation of the TARP Standards.

11.           Schedule A of the Agreement and all references in the Agreement to Schedule A are hereby deleted.

[Signatures on Next Page]

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Amendment to Amended Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
Crescent State Bank

/s/ Michael G. Carlton	By:	/s/ Bruce W. Elder
Michael G. Carlton
	Its:	Senior Vice President

	And By:	/s/ Ray D. Vaughn

	Its:	Senior Vice President